Exhibit 99.1

Prothena Reports Third Quarter 2013 Financial Results

DUBLIN, Ireland - November 12, 2013 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of a broad range of diseases, today reported financial results for the third quarter and nine months ended September 30, 2013 and provided an update on research and development.

Prothena reported a net loss of $9.7 million and $29.9 million for the third quarter and first nine months of 2013, respectively, as compared to a net loss of $8.7 million and $29.2 million for the third quarter and first nine months of 2012, respectively. Net loss per share for the third quarter and first nine months of 2013 was $0.55 and $1.69, respectively, as compared to a net loss per share of $0.60 and $2.01 for the third quarter and first nine months of 2012, respectively. As of September 30, 2013, Prothena had $101.9 million in cash and cash equivalents and no outstanding debt. In October 2013, Prothena raised net proceeds of $84.7 million through a public offering of 4.2 million ordinary shares. These figures should be read in connection with "Third Quarter and First Nine Months of 2013 Financial Results and 2013 Guidance" below.

“Prothena targets proteins in novel ways to resolve unmet clinical needs in patients. In the third quarter, we continued to advance our pipeline of novel therapeutic antibodies,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “We remain pleased with how our ongoing Phase 1 trial with NEOD001 in AL amyloidosis is moving forward in the clinic, and we remain on track to communicate Phase 1 data in 2014. With respect to PRX002, our Parkinson’s disease candidate, we have completed IND enabling toxicology studies in the third quarter and we anticipate moving forward with an IND submission and entering the clinic during 2014.”

“We have also strengthened our balance sheet with the recent completion of a successful public offering of ordinary shares, generating net proceeds of $84.7 million, to further support progress on our lead programs,” added Dr. Schenk.

Research and Development Pipeline Highlights
Prothena's research and development pipeline includes three lead therapeutic antibody programs that the Company continues to advance in 2013 and several discovery programs staged for future value.

NEOD001 is a monoclonal antibody targeting AL and AA amyloid for the potential treatment of amyloidosis

•
The ongoing multi-center Phase 1 clinical trial is evaluating the safety, tolerability, pharmacokinetics and immunogenicity of NEOD001 in AL amyloidosis patients. The study is designed to define a maximally tolerated dose and/or recommended dose(s) for Phase 2. The study is also evaluating exploratory biomarkers for cardiac, renal and hepatic function. For more information, please visit www.clinicaltrials.gov and search identifier NCT01707264

•	Communication of Phase 1 data is planned for 2014

PRX002 is a monoclonal antibody targeting alpha-synuclein for the potential treatment of Parkinson's disease

•	Completed IND enabling toxicology studies

•	IND filing and a Phase 1 trial in Parkinson's disease patients are planned for 2014

PRX003 is a monoclonal antibody targeting MCAM (melanoma cell adhesion molecule) for the potential treatment of inflammatory diseases and cancers

•	Selected lead candidate

•	IND filing and Phase 1 trial(s) planned for 2015

Third Quarter and First Nine Months of 2013 Financial Results and 2013 Guidance
Prior to December 21, 2012, the Prothena Business consisted of a substantial portion of Elan Corporation plc’s former drug discovery business platform which historically operated as part of Elan and not as a separate stand-alone entity. The carve-out financial results for the quarter and nine months ended September 30, 2012 presented in this release have been prepared in accordance with GAAP (generally accepted accounting principles in the United States), but do not necessarily represent the financial position or results of operations of Prothena had it been operated as a separate independent entity. Prothena did not have any ordinary shares outstanding prior to December 21, 2012. The discussion of basic and diluted net loss per share included in this press release assumes that the 14.5 million ordinary shares issued to Elan shareholders in connection with the separation from Elan have been outstanding for all periods presented and that the 3.2 million ordinary shares purchased by Elan upon separation have been outstanding since December 20, 2012. For more information, see the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” and “Note 1 of Notes to Consolidated Financial Statements” in each case included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) on March 29, 2013.
Prothena reported a net loss of $9.7 million and $29.9 million for the third quarter and first nine months of 2013, respectively, as compared to a net loss of $8.7 million and $29.2 million for the third quarter and first nine months of 2012, respectively. Net loss per share for the third quarter and first nine months of 2013 was $0.55 and $1.69, respectively, as compared to a net loss per share of $0.60 and $2.01 for the third quarter and first nine months of 2012, respectively.
Net loss for the third quarter and first nine months of 2013 included share-based compensation expense of $1.0 million and $2.0 million, respectively, as compared to $0.8 million and $6.9 million of share-based compensation expense for the third quarter and first nine months of 2012, respectively.
Research and development (R&D) expenses totaled $6.3 million and $20.5 million for the third quarter and first nine months of 2013, respectively, as compared to $7.5 million and $24.3 million for the third quarter and first nine months of 2012, respectively. The decrease in R&D expenses for the quarter and first nine months of 2013 was primarily due to a decrease in share-based compensation expense and lower NEOD001 program costs, partially offset by increases in personnel costs and external expenses attributable to our PRX002 and PRX003 programs. R&D expenses for the third quarter and first nine months of 2013 included share-based compensation expense of $0.3 million and $0.6 million, respectively, as compared to $0.5 million and $5.7 million of share-based compensation expense for the third quarter and first nine months of 2012, respectively.
General and administrative (G&A) expenses totaled $3.4 million and $9.8 million for the third quarter and first nine months of 2013, respectively, as compared to $2.1 million and $7.0 million for the third quarter and first nine months of 2012, respectively. G&A expenses in the third quarter and first nine months of 2013 consisted primarily of professional services fees (including payments to Elan under a transitional services agreement), internal personnel costs and share-based compensation expense. The third quarter and first nine months of 2012 was presented on a “carve-out” basis as the Prothena Business consisted of a substantial portion of Elan’s former drug discovery business platform. Accordingly, the G&A expenses during these periods consisted of $0.3 million and $1.2 million, respectively, of direct expense incurred by the Prothena Business and $1.8 million and $5.8 million, respectively, of indirect expenses which was based on an allocation to the Prothena Business by Elan. G&A expenses included share-based compensation expense of $0.6 million and $1.4 million for the third quarter and first nine months of 2013, respectively, as compared to $0.3 million and $1.2 million for the third quarter and first nine months of 2012, respectively.
As of September 30, 2013, Prothena had $101.9 million in cash and cash equivalents, no outstanding debt and 17.7 million ordinary shares outstanding. In October 2013, Prothena raised net proceeds of $84.7 million through a public offering of 4.2 million ordinary shares.
Prothena expects a cash burn of $34 to $40 million for 2013, ending the year with approximately $173 million in cash (mid-point). The 2013 cash burn is primarily driven by an estimated net loss of $36 to $42 million, which includes an estimated $3.0 million of share-based compensation expense. Prothena intends to use the remaining anticipated 2013 spend to progress patient enrollment and dosing at multiple sites for its NEOD001 Phase 1 clinical trial, prepare for anticipated IND submission for PRX002 in 2014, select initial indication(s) for PRX003 and further advance its discovery programs.

Upcoming Events
Members of the management team will present and/or participate in one-on-one investor meetings at these upcoming conferences:

•	2013 Credit Suisse Healthcare Conference on Wednesday, November 13th at 4:00 pm ET at The Phoenician Hotel in Scottsdale, AZ.

•	2013 RBC Capital Markets’ Healthcare Investor Day on Thursday, November 21st at the JW Marriott in Denver, CO.

A live webcast of the Credit Suisse presentation can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentation, a replay of the webcast will be available on the Company's website for 90 days following the presentation date.

About Prothena
Prothena Corporation plc. is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding and cell adhesion, particularly on the discovery, development and commercialization of potential therapeutic monoclonal antibodies directed specifically to disease-causing proteins. These potential therapies have a broad range of indications, including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002), and novel cell adhesion targets involved in inflammatory disease and metastatic cancers (PRX003).

For more information, please visit the Company’s web site at www.prothena.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, the conduct and timing of our Phase 1 clinical trial for NEOD001, the potential to advance such product candidate through further clinical trials and our ability to receive regulatory approval for such product candidate in one or more indications, including with orphan drug designations, the conduct and planned timing of our other lead candidate programs (PRX002 and PRX003), including the planned schedule of IND filings and potential Phase 1 trials for such product candidates. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 29, 2013, the “Risk Factors” section of our Quarterly Reports on Form 10-Q that we file with the SEC from time to time, as well as the following risks: our ability to obtain additional financing; our ability to successfully complete research and development of our drug candidates and the growth of the markets for those drug candidates; our ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; our ability to protect our patents and other intellectual property; any loss of key employees; tax treatment of our separation from Elan and subsequent distribution of our ordinary shares; restrictions on our taking certain actions due to tax rules and covenants with Elan; the impact of our separation from Elan and risks relating to our ability to operate effectively as a stand-alone, publicly traded company, including, without limitation, our ability to achieve benefits from our separation, changes in our cost structure, management, financing and business operations and growth in costs and expenses; our ability to maintain financial flexibility and sufficient cash, cash equivalents, and investments and other assets capable of being monetized to meet our liquidity requirements; disruptions in the U.S. and global capital and credit markets; fluctuations in foreign currency exchange rates; the failure to comply with anti-kickback, false claims and other applicable laws in the United States; extensive government regulation; the volatility of our share price; general changes in U.S. GAAP and International Financial Reporting Standards as adopted by the European Union; and business disruptions caused by information technology failures or events beyond our control. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues - related party	$171	$944	$509	$2,083
Operating expenses:
Research and development	6,348	7,530	20,452	24,306
General and administrative	3,389	2,082	9,782	6,967
Total operating expenses	9,737	9,612	30,234	31,273
Loss from operations	(9,566)	(8,668)	(29,725)	(29,190)
Interest	14	—	50	—
Loss before income taxes	(9,552)	(8,668)	(29,675)	(29,190)
Provision for income taxes	137	—	267	—
Net loss	$(9,689)	$(8,668)	$(29,942)	$(29,190)
Basic and diluted net loss per share	$(0.55)	$(0.60)	$(1.69)	$(2.01)
Shares used to compute basic and diluted net loss per share	17,679	14,497	17,679	14,497

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$101,859	$124,860
Other current assets	1,079	981
Total current assets	102,938	125,841
Property and equipment, net	3,581	3,442
Other non-current assets	1,417	—
Total assets	$107,936	$129,283
Accrued research and development expenses	$3,117	$47
Other current liabilities	4,598	1,697
Total current liabilities	7,715	1,744
Other non-current liabilities	1,440	1,055
Total liabilities	9,155	2,799
Total shareholders’ equity	98,781	126,484
Total liabilities and shareholders’ equity	$107,936	$129,283

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Anita Kawatra
646-256-5116, anita.kawatra@prothena.com